UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐
Definitive Proxy Statement

☒
Definitive Additional Materials

☐
Soliciting Material Pursuant to §240.14a-12

INTERNATIONAL BANCSHARES CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

April 21, 2025
My Fellow Shareholders:
Once again, we are preparing for our Annual Shareholders’ Meeting on Monday, May 19, 2025, at 5:00 pm. We encourage everyone to arrive no later than 4:30 p.m. to avoid delays in beginning the meeting promptly at 5:00 p.m. The meeting will be held at the IBC Annex Building at 2416 Jacaman Rd. Laredo, Texas 78041. We will celebrate our 59th anniversary in September of this year, and vow to continue working hard to achieve another successful 59 years.
In preparation for the meeting, I’m enclosing the Annual Report to Shareholders containing financial statements audited by RSM US LLP, as well as the formal Notice of Annual Meeting of Shareholders, Proxy Statement and a Proxy Card. The Proxy Card has been provided for the purpose of voting on the election of Directors and other issues to be presented at the meeting. In order to have a quorum at the meeting, I urge you to complete and sign the Proxy Card and return it in the enclosed self-addressed envelope.
In 2024, IBC continued to deliver strong earnings, even with the continued economic challenges lingering after COVID-19 and the FRB’s decisions to modify interest rate over the last three years. This was accomplished because we focused on revenue performance and placed a further special focus on cost controls. In 2024, we came very close to meeting the same spectacular results as 2023 but fell just short. As we move forward with ever growing cost challenges, our objective to sustain our record of being a high-performance bank holding company will be achieved by actively managing our balance sheet and interest rate risk and continuing to “Do More” for our customers day in and day out. You have my commitment to keep that focus and use all our energy to sustain the great results achieved over the last two years.
	2024	2023
Net Income	$409,167,000	$411,768,000
Total Assets	$15,738,852,000	$15,066,189,000
Return on Your Shareholders’ Equity	13.66%	15.41%
Basic Earnings per Share – Adjusted for Dividends	$6.58	$6.63
I want to make sure each shareholder understands, your management team has been intensely focused on protecting the future of IBC and your investment. As we pointed out in our earnings release on February 28, 2025, your management team took immediate and effective steps to right-size IBC’s operations during 2018 and has continued to do so into 2024 to make certain that every area of your Company was performing and doing so in the most efficient way possible. We reduced expenses and continued to build the Company’s non-interest income. Those effective steps are why we have achieved another exceptional year in 2024. We have managed through many, many crisis periods over our 59 years and have always continued to succeed because our primary responsibility is to protect the deposits of our customers and perform for you, our shareholders. When you start with these core values, and you never forget your duty, you will always succeed.
On February 3, 2025, your Board of Directors approved a seventy cents ($.70) per share cash dividend payable to all holders of common stock, $1.00 par value, of record on February 14, 2025, which was paid to you on February 28, 2025. This dividend was increased by 6.06% from our immediately preceding dividend, which continues our history of increasing dividends.
As you know, we participate in the householding program, and each household will only receive one copy of IBC’s 2024 Annual Report, Notice of Annual Meeting and Proxy Statement. However, each registered shareholder in the household will receive a personalized Proxy Card with the voting shares, which will allow each shareholder to vote independently. Furthermore, to reduce our cost and improve the dividend payment process, we urge you to select direct deposit to receive your cash dividend.
AS ALWAYS, WE ENCOURAGE YOU TO VOTE YOUR SHARES PRIOR TO THE MEETING BY COMPLETING, SIGNING, AND RETURNING THE PROXY CARD.
As in prior years, we plan on having a social time immediately following our business session to provide you an opportunity to visit with your staff and enjoy the evening. Just one last reminder, the meeting will begin promptly at 5:00 p.m. and it will be held at the IBC Annex Building on Jacaman Road. Please plan on arriving early in order to be assembled for the start of the meeting.
Sincerely yours,
Dennis E. Nixon
President
Enclosures